Exhibit 10.1

EXECUTION VERSION

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”), dated as of June 9, 2025, is entered into by and between Nuwellis, Inc., a Delaware corporation (the “Company”), and John L. Erb (the “Holder”).

WHEREAS, pursuant to the Underwriting Agreement, dated as of November 22, 2017 (the “Underwriting Agreement”), between the Company and Ladenburg Thalmann & Co. Inc., as representative of the underwriters named therein, the Holder acquired shares of the Company’s Series F Convertible Preferred Stock (the “Series F Preferred Stock”); and

WHEREAS, pursuant to (i) Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the terms herein, the Company and Holder have agreed to exchange the Series F Preferred Stock for new securities of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holders hereby agrees as follows:

1.           Definitions. Terms used as defined terms herein and not otherwise defined shall have the meanings provided therefor in the Purchase Agreement.  In addition, the following terms shall have the following meanings:

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Securities” means the Series F-1 Preferred Stock and the Underlying Shares.

“Series F-1 Certificate of Designation” means the Certificate of Designation for the Series F-1 Preferred Stock to be filed by the Company with the Secretary of State of Delaware, substantially in the form of Exhibit A attached hereto.

“Series F-1 Preferred Stock” means the 100 shares of the Company’s Series F-1 Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Series F-1 Certificate of Designation.

“Transaction Documents” means this Agreement and the Series F-1 Certificate of Designation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series F-1 Preferred Stock.

2.           Exchange.

(a)         The Company agrees to issue to the Holder 100 shares of Series F-1 Preferred Stock in exchange for 100 shares of Series F Preferred Stock held by the Holder as of the date hereof.  The Company shall file the Series F-1 Certificate of Designation with the State of Delaware and shall deliver to the Holder evidence of such filing and the acceptance thereof by the State of Delaware, which shall be reasonably satisfactory to the Holder.  The Holder agrees that, upon issuance and delivery by the Company of the Series F-1 Preferred Stock to such Holder, the Series F Preferred Stock held by the Holder will automatically be deemed cancelled and the Holder will destroy any certificates evidencing such Series F Preferred Stock.

(b)       The Holder agrees and covenants with the Company to convert all (or, such amount as available under the Beneficial Ownership Limitation) of the Series F-1 Preferred Stock on or before 4:00 p.m. ET on (i) the date that the Company executes an underwriting agreement for a public offering on Form S-1 (333-287663) if such underwriting agreement is signed before 9:30 AM or (ii) the business day immediately following the date the Company executes an underwriting agreement for a public offering on Form S-1 (333-287663) if such underwriting agreement is signed after 4:00 PM. The Holder also agrees and covenants to vote all shares of the Company’s voting stock over which the Holder has voting control in favor of any resolution presented to the shareholders of the Company to approve the issuance and exercise of certain warrants of the Company being issued pursuant to its underwritten public offering on Form S-1 (333-287663) as may be required by the applicable rules and regulations of the Nasdaq Capital Market (or any successor entity).

3.           Representations and Warranties.  The Company hereby makes to the Holder the following representations and warranties:

(a)       Organization and Qualification.  The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation or default of any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)         Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or a majority of the holders of Serie F Preferred Stock in connection therewith.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)         No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any of its subsidiaries’ certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or subsidiary debt or otherwise) or other material understanding to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)        Issuance of the Securities.  The shares of Series F-1 Preferred Stock are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company.  The Underlying Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance of all of the Underlying Shares.

(e)         Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Sections 5 and 8(a) of this Agreement, (ii) the filing of the Series F-1 Certificate of Designation with the Delaware Secretary of State, and (iii) filings in certain states under “blue sky” laws (collectively, the “Required Approvals”).

4.          Representations and Warranties of the Holder.  The Holder hereby represents and warrants as of the date hereof to the Company as follows (unless as of a specific date therein):

(a)        Organization; Authority.  The Holder is an individual with the authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out the obligations hereunder and thereunder. This Agreement has been duly executed by the Holder, and when delivered by the Holder in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Holder, enforceable in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)        Holder Status.  At the time the Holder was offered the Securities, he was, and as of the date hereof is, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act.

The Company acknowledges and agrees that the representations contained in Section 3 shall not modify, amend or affect the Holder’s right to rely on the Company’s representations and warranties contained in this Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transaction contemplated hereby.

8.           Miscellaneous.

(a)         The Company shall by 9:00 a.m. (New York City time) within four days of the trading day immediately following the date hereof file a Current Report on Form 8-K with the Securities and Exchange Commission disclosing the material terms of the transactions contemplated hereby, and shall attach this Agreement as an exhibit thereto.

(b)        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission.

(c)          If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.  The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(d)      Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement and the Transaction Documents (as such term is defined in the Purchase Agreement) shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

(e)         This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles that would result in the application of the substantive law of another jurisdiction.

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IN WITNESS WHEREOF, this Securities Exchange Agreement is executed as of the date first set forth above.

NUWELLIS, INC.

By:	/s/ Robert Scott
Name: Robert Scott
Title: Chief Financial Officer

HOLDER
/s/ John L. Erb
John L. Erb

Exhibit A

Certificate of Designation of Series F-1 Preferred Stock

[See attached]